Exhibit 99.1

BNCCORP

NEWS RELEASE

FOR FURTHER INFORMATION:

GREGORY K. CLEVELAND

TELEPHONE: (602) 852-3526
(612) 305-2261

WEBSITE: www.bnccorp.com

BNCCORP ANNOUNCES ROLES FOR TIMOTHY J. FRANZ AND NEIL BROZEN

BISMARCK, ND, April 3, 2006 – BNCCORP, Inc. (Nasdaq: BNCC), which operates community banking, insurance and brokerage/trust/financial services businesses in Arizona, Minnesota, North Dakota, Utah and Colorado, reported the appointment of Timothy J. Franz as the Chief Financial Officer of BNCC. Mr. Franz will be succeeding Neil Brozen. Mr. Brozen who has served as CFO and Senior Vice President of Trust and Financial Services since April 2005 will become Executive Vice President of Retirement Services. He will be responsible for growing the retirement services division of the Wealth Management segment of BNC National Bank.

“We are pleased BNCC has been able to attract and retain two talented professionals,” noted Gregory K. Cleveland, President and Chief Executive Officer of BNCC. “Tim has exactly the right skills and experience to be the CFO of a public registrant. Further, this will permit Neil to focus on our clients and raise revenues for the organization. BNCC and our clients are winners as a result of these new appointments.”

Mr. Franz is a CPA who started his career at KPMG LLP and served clients in the financial service industry for more than 20 years. He became a partner at KPMG in 1997. After leaving KPMG, he became president of Eagle Crest Capital Bank.

Neil Brozen has been a CPA since 1981 and has more than 15 years experience in the financial services industry. He also has substantial business development experience. Mr. Brozen has led the retirement services segment in providing trustee services for ESOP’s since June 2005.

BNCCORP, Inc., headquartered in Bismarck, N.D., is a registered bank holding company dedicated to providing a broad range of financial products and superior customer service to businesses and consumers in its local communities. The Company operates 27 locations in Arizona, Minnesota, North Dakota, Utah and Colorado through its subsidiary, BNC National Bank and its subsidiaries BNC Insurance Services, Inc. and BNC Asset Management, Inc., as well as the bank’s trust and financial services division which provide a wide array of insurance and wealth management services. The Company offers a variety of traditional and nontraditional financial products and services in order to meet the financial needs of its current customer base, establish new relationships in the markets it serves and expand its business opportunities.

Statements included in this news release which are not historical in nature are intended to be, and are hereby identified as “forward-looking statements” for purposes of the safe harbor provided by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We caution readers that these forward-looking statements, including without limitation, those relating to our future business prospects, revenues, working capital, liquidity, capital needs, interest costs and income, are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements due to several important factors. These factors include, but are not limited to: risks of loans and investments, including dependence on local and regional economic conditions; competition for our customers from other providers of financial services; possible adverse effects of changes in interest rates including the effects of such changes on derivative contracts and associated accounting consequences; risks associated with our acquisition and growth strategies; and other risks which are difficult to predict and many of which are beyond our control.